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                       April 27, 2022

       John Van Orden
       Chief Financial Officer
       Village Super Market Inc
       733 Mountain Avenue
       Springfield NJ 07081

                                                        Re: Village Super
Market Inc
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2021
                                                            Filed October 14,
2021
                                                            File No. 001-33360

       Dear Mr. Van Orden:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services